Exhibit 99.62

Date:	11 March 2026, as amended and restated on 27 March 2026

To:	ATLAS INVESTISSEMENT S.A.S., a French “société par actions simplifiée” validly incorporated and duly existing under the laws of France, having its registered office located at 16 rue de la Ville L'Evêque 75008 Paris, France, registered under number 908 070 188 at the “Registre du Commerce et des Sociétés” of Paris (“Counterparty” or “Party B”)

From:	SOCIETE GENERALE, a French “société anonyme” validly incorporated and duly existing under the laws of France, having its registered office located at 29, Boulevard Haussmann 75009 Paris, France, registered under number 552 120 222 at the “Registre du Commerce et des Sociétés” of Paris and with ADEME number FR231725_01YSGB (“Bank” or “Party A”)

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation supersedes any previous Confirmation and/or agreement in existence between the parties hereto (whether verbal or in writing) with respect to this Transaction.

This Confirmation is subject to, and incorporates, the 2021 ISDA Interest Rate Derivatives Definitions (the “2021 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2021 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). This Transaction constitutes a Share Swap Transaction for purposes of the Equity Definitions and a Swap Transaction for the purposes of the 2021 Definitions.

All provisions contained in the Agreement are incorporated into and shall govern this Confirmation, except as expressly modified herein. In the event of any inconsistency between this Confirmation, the Agreement, the Equity Definitions and/or the 2021 Definitions, as the case may be, the following will prevail in the order of precedence indicated: (i) this Confirmation, (ii) the Agreement (as such term is defined below), (iii) the Equity Definitions, and (iv) the 2021 Definitions.

This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form part of, and be subject to, the 2002 ISDA Master Agreement entered into by Counterparty and Bank (each a “Party”, together the “Parties”), dated 11 March 2026 (the “Agreement”).

This Confirmation will be governed by and construed in accordance with English law.

This Transaction is divided into two tranches (each a “Tranche(i)”, with “(i)” being the relevant number attributed to each Tranche(i), and together the "Tranches"). To the extent expressly provided for in this Confirmation the payments and deliveries required to be made in respect of the Transaction will be determined separately for each Tranche(i), as if it were a separate Transaction under the Agreement. Notwithstanding the preceding sentence, for all purposes under the Agreement (including, without limitation, Sections 5 and 6 of the Agreement), the Tranches, together, will be treated as one Transaction.

Any Number of Shares(i), any Equity Notional Amount(i), any Reference Price(i) and any Settlement Date(i) (each as defined below) respectively constitutes a Number of Shares, an Equity Notional Amount, a Reference Price and a Settlement Date for the purposes of the Equity Definitions.

Any Floating Amount(i) and any Payment Date(i) (each as defined below) respectively constitutes a Floating Amount and a Payment Date for the purposes of the 2021 Definitions.

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2.       The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	Means 11 March 2026.

Effective Date:	The Trade Date.

Amendment Date:	Means 27 March 2026.

Termination Date:	The Settlement Date(2).

Shares:	The common share of the Issuer (ISIN Code: LU0038705702, Bloomberg tick: TIGO US).

Issuer:	Millicom International Cellular S.A.

Exchange:	Nasdaq Global Select Market.

Related Exchange:	All Exchanges.

Clearance System:	The principal clearance system customarily used for settling trades in the Shares on any Settlement Date(i).

Equity Amount

Equity Amount Payer:	Bank.

Equity Notional Amount(i):	In respect of each Tranche(i), on any day, an amount in USD equal to the Number of Shares(i) as of such day multiplied by the Reference Price(i) on such day, as communicated by the Bank to the Counterparty.

Maximum Equity Notional
Amount:	As such term is defined in the Annex 2 to this Confirmation.

Equity Notional Reset:	Not Applicable.

Number of Shares(i):	In respect of each Tranche(i), on any day, the total number of Shares purchased by the Bank during the Hedging Period(i) up to (and including) such day, and promptly communicated by the Bank to Counterparty on a daily basis.

Original Confirmation	Means this Confirmation prior to its amendment and restatement on the Amendment Date.

Maximum Number of Shares:	Means (i) from the Exchange Business Day following the Amendment Date (included) to the Termination Date (included), a number of Shares equal to the sum of (x) 3,250,000 and (y) the Residual Number of Shares(1) and (ii) from the Trade Date (included) until the Amendment Date (included), the “Maximum Number of Shares” set out in the Original Confirmation.

Residual Number of Shares(1):	As such term is defined in the Annex 2 to this Confirmation.

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Reference Price(i):	As such term is defined in the Annex 2 to this Confirmation.

Hedging Period(1):	As such term is defined in the Annex 2 to this Confirmation.

Hedging Period(2):	As such term is defined in the Annex 2 to this Confirmation.

Trading Guidelines:	Bank shall use commercially reasonable efforts to comply with the following trading guidelines with respect to any trading in the Shares by Bank to establish its Hedge Positions under the Transaction during any Hedging Period(i):

(i)	Bank may purchase Shares on or off any Trading Venue (including through block trades), as if the conditions of paragraphs (b)(1)-(4) of Rule 10b-18 (“Rule 10b-18”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) were deemed to apply to such purchases;

(ii)	excluding the authorized weekly block transactions referred to in (iii) below, the number of Shares purchased by Bank on any Exchange Business Day on any Trading Venue during each Hedging Period(i) will not exceed (a) the percentage (the “Market Purchase Percentage”) of the applicable Average Daily Trading Volume set out in Annex 2 or (b) the percentage of the applicable Average Daily Trading Volume in accordance with the execution grid (the “Execution Grid”) set out in Annex 2;

(iii)	Bank may purchase Shares through a block (as such term is defined in Rule 10b-18) without regard to the Market Purchase Percentage or Execution Grid volume limitations once per week during each Hedging Period(i), it being understood that (x) in respect of any such block trade to be executed by Bank, the number of Shares purchased by Bank through such block trade will be at least equal to the percentage set out in Annex 2 (the “Block Trade Percentage”) of the applicable Average Daily Trading Volume, provided that (y) the price per Share at which any block trade is carried out shall not exceed the percentage set out in Annex 2 (the “Maximum Block Price Percentage”) of the then prevailing market price of the Share on the Exchange, unless the parties to this Confirmation agree otherwise and (z) Bank shall not implement any other purchases on a day in which it purchases Shares through such block described in this subsection (iii);

provided (i) that the Shares to be delivered by the Bank to the Counterparty under this Transaction do not constitute "restricted securities" as such term is defined in the rules under the U.S. Securities Act of 1933, as amended and that (ii) that Bank may deviate from or adjust the Trading Guidelines upon the occurrence of a Change in Law and/or in order to comply with its internal policies (to the extent they are reasonably designed to comply with applicable laws or regulations) by prior written notice to Counterparty (such notice to be delivered by Bank as soon as reasonably practicable).

Without prejudice to the above, Counterparty may notify by e-mail Bank that it wants to set limits throughout the relevant Hedging Period(i), such that:

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(i)	on any Exchange Business Day, Bank may not execute Hedge Positions at a price per Share (excluding for the avoidance of doubt brokerage costs) exceeding the price notified by Counterparty to Bank; and

(ii)	to establish the Hedge Positions, Bank may not purchase on a given Exchange Business Day more than a specified percentage of the daily trading volume of the Shares (such specified percentage as notified by Counterparty to Bank).

Any of such limits shall be treated as Trading Guidelines and shall become effective at the time on such Exchange Business Day at which Bank sends an e-mail to Counterparty confirming that such limit becomes immediately effective, provided that any notice to Bank that would otherwise be effective on any day that is not an Exchange Business Day shall be deemed to be effective on the next following Exchange Business Day.

Counterparty may notify or change the relevant price or percentage in (i) and (ii) above throughout the relevant Hedging Period(i) (provided that Counterparty does not possess at such time any material non-public information concerning the Shares).

For the purposes of the above:

“Trading Venue” means the Exchange, any other exchange, and/or any alternative trading system; and

“Average Daily Trading Volume” means, in respect of any Exchange Business Day during any relevant Hedging Period(i), the “ADTV” for the Shares as such term is defined in Rule 10b-18.

Floating Amount

Floating Amount Payer:	Counterparty.

Floating Amount(i):	With respect to each Tranche(i), the “Floating Amount” payable by Counterparty on any Payment Date(i) shall be an amount equal to the product of (x) the relevant Equity Notional Amount(i) as of such Reset Date plus the amount, as determined by the Calculation Agent, equal to the accrued Floating Amount(i) from but excluding the prior Reset Date to and including such Reset Date and (y) the Floating Rate plus the Spread and (z) the Day Count Fraction; provided that on any day during the Hedging Period(i), the Calculation Agent shall make adjustments to the Equity Notional Amount(i) for the purposes of this paragraph to account for the Reference Price(i) and actual number of Shares held by Bank as its Hedge Positions on such day. The Calculation Agent shall notify Counterparty in writing of the Floating Amount payable with respect to a Payment Date(i) no later than the date which falls two Clearance System Business Day prior to such Payment Date(i). Should a Payment Date(i) correspond to a Settlement Date(i), the Floating Amount(i) shall be paid by Counterparty to Bank through a separate cash flow than the Equity Notional Amount(i) to be paid as part of the delivery of the Number of Shares(i).

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Payment Date(i):	As specified in Annex 1.

Period End Dates:	As specified in Annex 1.

Floating Rate Option:	On any day, the rate set forth for such day opposite the caption “United States SOFR Secured Overnight Funding Rate”, as such rate is displayed on the page “SOFRRATE <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no such rate appears for any day on such page, the rate for the immediately preceding day for which such rate does so appear shall be used for such day; provided further that (i) if no such rate appears on such page for three consecutive Clearance System Business Days, then a rate determined by the Calculation Agent shall be used for any day thereafter until the day such rate appears on such page and (ii) if any such rate any day or period is less than zero, it shall be deemed to be zero for such day or period for all purposes herein.

Compounding:	Not Applicable.

Business Day Convention:	Modified Following.

Day Count Fraction:	ACT/360.

Spread:	As specified in Annex 1.

Reset Date:	Each Business Day in the Calculation Period.

Settlement Terms:

Settlement Method Election:	Not Applicable.

Physical Settlement:	Applicable.

Settlement Currency:	USD.

Settlement Date(i):	In respect of each Tranche(i), subject to the paragraph below, the relevant date specified in Annex 1 to this Confirmation (except that if such date is not a Local Business Day, it shall be the next Clearance System Business Day that is also a Local Business Day). On the Settlement Date(i) and without any option to be exercised by Counterparty, Bank automatically delivers to Counterparty the Number of Shares(i) against payment by Counterparty of the Equity Notional Amount(i).

In respect of the Settlement Date(2), notwithstanding the above, the parties agree that Party B may (but subject to (i) a three (3) Exchange Business Day notice and to (ii) Party B having entered with third party financial institutions into final documentation for a financing with a view to settling the Transaction on the Settlement Date(2) and that all conditions precedent to drawing thereunder have been satisfied unconditionally or would be satisfied upon drawing of such facilities on the Settlement Date(2)) request a Settlement Date(2), in respect of a number of Shares equal to the Number of Shares(2) as of the Hedging Period End Date(2), at an earlier date than the scheduled Settlement Date(2), provided that no Event of Default, Potential Event or Default, or Termination Event has occurred and is continuing with respect to Party B at such time. Such earlier Settlement Date(2) so notified by Party B to Party A will be deemed to be the “Settlement Date(2)” mutatis mutandis in respect of the relevant number of Shares so elected to be settled early by Party B and the relevant number of Shares for the purposes of the provisions relating to the Fee Payment, Dividend and Physical Settlement will be deemed to be the Number of Shares(2) at that relevant time.

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Dividends:

On each Dividend Payment Date, the Dividend Amount Payer will pay to the Dividend Amount Receiver the Dividend Amount.

Type of Return:	Total Return.

Re-Investment of Dividends:	Not Applicable.

Dividend Amount Payer:	Party A.

Dividend Amount Receiver:	Party B.

Dividend Amount:

In relation to an Ex-Dividend Date falling during the Dividend Period, an amount equal to the product of (i) the Applicable Percentage, (ii) the Paid Amount and (iii) the outstanding Number of Shares(i) as of the Exchange Business Day immediately preceding the Ex-Dividend Date

Dividend Payment Date:	The Settlement Date(i) immediately following the date on which the dividend is paid or delivered by the Issuer to holders of record of a Share.

Dividend Period:	The period from the Trade Date to the second Exchange Business Day preceding the Termination Date (both dates included).

Ex-Dividend Date:	In relation to a dividend, the day on which the Shares have commenced trading on the Exchange without the right to receive that dividend.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Determining Party:	Bank

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

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Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

For the purposes of this subparagraph “Consequences of Tender Offers”, Section 12.1(d) of the Equity Definitions the words “in connection with such offer or other event” are added after the words “or have the right to obtain”

Determining Party:	Bank

Composition of Combined
Consideration:	Not applicable.

Nationalization, Insolvency
or Delisting:	Cancellation and Payment.

Additional Disruption Events:

Change in Law:	Applicable, provided Section 12.9(a)(ii) of the 2002 Definitions is replaced in its entirety by the words:

“‘Change in Law’ means that, on or after the Trade Date of this Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of, or any change in the interpretation or announcement or public statement of the formal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority): (X) the Calculation Agent determines in good faith that it has become illegal for a Hedging Party to hold, acquire or dispose of any of its Hedge Positions relating to such Transaction; or (Y) the Calculation Agent determines that either the adoption or change described in (A) above or the promulgation or change described in (B) above has resulted in an increased amount of tax, duty, expense or fee (other than brokerage commissions) for a Hedging Party to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any of its Hedge Positions or (ii) realize, recover or remit the proceeds of such Hedge Positions, which amount such Calculation Agent in good faith determines to be material (relative to the position on the Trade Date), provided that this Section 12.9(a)(ii) shall not apply if the Calculation Agent determines that such party could have taken reasonable steps to avoid such illegality.”

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable, provided that the Increased Cost of Hedging does not result from the occurrence of an event described in the definition of Change in Law

Loss of Stock Borrow:	Not Applicable

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Increased Cost of Stock Borrow:	Not Applicable

Maximum Stock Loan Rate:	Not Applicable.

Initial Stock Loan Rate:	Not Applicable.

Determining Party:	Bank

Hedging Party:	Bank

Non Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Bank

4.  Account Details

Account for payments to Bank:	Correspondant : Société Générale New-York
Bic Code SOGEUS33
Beneficiary Entity Société Générale Paris
Bic Code SOGEFRPPHCM
Account 00187011

Account for payments
to Counterparty:	As communicated in writing by Counterparty to Bank from time to time

Account for delivery of
Shares to Counterparty:	As communicated in writing by Counterparty to Bank from time to time

5. Offices:

The Office of Bank for the
Transaction is:	Head office in Paris, La Défense

The Office of Counterparty for the
Transaction is:	Head office in Paris

6. Representations and Undertakings – Acknowledgements:

6.1 Representations and Undertakings

For the purposes of the Transaction, Counterparty hereby represents as of the Trade Date (and at other times in accordance with Annex 2) and, as the case may be, covenants to Bank that:

(a)	Counterparty has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of, this Confirmation and the Transaction, and such entry into, delivery and performance (x) do not violate or conflict with any law applicable to it, any provision of its articles of association (statuts) (y) nor constitute a breach of any obligation or result in a default under any agreement to which it is subject or by which it is, or its property are, bound;

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(b)	it will give the Transaction the appropriate accounting and financial treatment for purposes of its audited financial statements prepared in accordance with accounting principles that are generally accepted in France;

(c)	it shall not transfer its head or registered office outside of France;

(d)	it shall not directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Hedging Period(i), except as a result of the exercise of the call spreads transactions entered into by Party B outstanding or contemplated as of the Trade Date;

(e)	[Reserved]

(f)	the purchase or writing of the Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(g)	it is currently and will continue for the duration of the Transaction to be in compliance with its reporting obligations with respect to this Transaction under Section 13(d) and (g) (as applicable) of the Exchange Act;

(h)	it is not entering into this Transaction (x) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (y) in anticipation of, in connection with, or to facilitate, an issuer tender offer (as defined under Rule 13e-4 under the Exchange Act) or (z) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(i)	(x) it is entering into this Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of and Rule 10b-5 under the Exchange Act or any other antifraud or anti-manipulation provisions of the federal or applicable U.S. state securities laws and Counterparty further agrees to act in good faith during the term of this Transaction, has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares except as permitted under this Confirmation, and any amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares;

(j)	it shall comply at any time with all laws and regulations applicable to the Transaction, including laws and regulations on market abuses and market disclosure requirements; and

(k)	it will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Hedging Period(i) with respect to the Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M).

For the avoidance of doubt, these additional representations are representations made under Section 3 of the Agreement and do complete (but do not supersede nor replace) those made by Counterparty under the Agreement.

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Bank represents at all times to Counterparty that (i) it is acting, and will be acting until completion of the Transaction, for the purpose of the Transaction from its head office in France (ii) any invoice to be issued by it as part of the Transaction will be issued by its head office located in France and (iii) the Bank’s account on which any payment will be made pursuant to this Confirmation and the Agreement is not located, and will not be until completion of the Transaction, in a non-cooperative state or jurisdiction as defined by Article 238-0 A of the French tax code or is not held, and will not be held until completion of the Transaction, with a financial institution established or located in such a non-cooperative state or jurisdiction.

6.2       Acknowledgements

(a)	Counterparty acknowledges that from time to time, Bank or any of its Affiliates may engage in other transactions involving the Shares for their own proprietary account and for other accounts under their management. Such proprietary transactions may have an adverse effect on the Counterparty’s position under the Transaction and neither Bank nor any of its Affiliates is under any obligation to disclose any such proprietary transactions or have regard to the Counterparty’s position under the Transaction when dealing in such proprietary transactions.

(b)	The Parties hereto intend for:

(i)	the Transaction to be a “securities contract” as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)	a Party's right to liquidate, terminate or accelerate the Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of the Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)	all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(c)	Each Party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each Party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

(d)	Each Party acknowledges that Bank will be acting (either directly or through a Broker), for the purposes of constituting its Hedge Positions (and/or any subsequent Hedge Positions), on its own account.

(e)	Counterparty acknowledges that to the extent Bank owns any Shares as hedge positions in connection with any Transaction or otherwise, Bank will not notify or consult with Counterparty regarding any voting rights with respect to such Shares and Bank may vote such Shares for Bank’s benefit in its sole discretion and any such voting may be to the detriment of Counterparty’s interests. Counterparty understands that under such Transaction it will not be entitled to any voting rights in respect of any Shares. Without prejudice to the previous sentence, Counterparty agrees with Bank and acknowledges for the avoidance of doubt that there are no voting, hedging or settlement arrangements between Counterparty and Bank with respect to any Shares or the Issuer, other than the specific terms set forth in this Confirmation.

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7.	Taxes

Counterparty shall promptly pay or, as the case may be, indemnify Bank upon demand by Bank to Counterparty if, by operation of law or otherwise (other than as a result of Bank’s gross negligence or wilful misconduct), Bank is liable for or otherwise required to pay:

(i)	any tax including, but not limited to, financial transaction tax, stamp duty, value added tax (other than recoverable value added tax) or other tax or charge of a similar nature (where such tax is not otherwise accounted or compensated for under this Confirmation or the Agreement, therefore excluding any withholding tax taken into account for the computation of the Dividend Amount) (“Indemnified Taxes”); and/or

(ii)	any penalty or interest payable arising from any Indemnified Taxes, including any delay or failure to pay any Indemnified Taxes,

in each case, as imposed, levied, collected, withheld or assessed in connection with this Confirmation, and/or this Transaction (it being specified that the transactions referred to 6.2(a) are not in connection with this Confirmation and/or this Transaction), any payment obligation or delivery thereunder and/or any Hedge Positions or Hedging Activities of Bank relating thereto provided that, for the avoidance of doubt, this clause shall not apply to (x) any tax imposed on or calculated by reference to the net income or gross receipts received or receivable earned by Bank in connection with this Transaction (including any impôt sur les sociétés or related contribution or surcharge, any contribution économique territoriale and any contribution sociale de solidarité des sociétés), (y) any Bank Levy, and (z) any French transfer tax levied under Article 726 of the French tax code (Code Général des Impôts) to the extent any such transfer tax liability is attributable to the execution in France by any person other than Counterparty of any deed (acte) evidencing the transfer of any Shares.

For the purpose of this paragraph 7 (Taxes), “Bank Levy” shall mean any amount payable by Bank or any of its respective affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in the Finance Act 2011 and the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French tax code (Code Général des Impôts)) (in each case as amended)) and any tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation n°806/2014 of July 15, 2014.

The parties agree that the provisions of this paragraph 7 (Taxes) shall survive the termination of the Transaction.

8.	Conditions Precedent:

Each Party’s obligations under the Transaction and this Confirmation are conditional upon the conditions precedent set out in Annex 2 being satisfied on or before the Trade Date:

9.	Indemnity

Party B agree to indemnify each Indemnified Person (as defined in Annex 2) pursuant to the terms specified in Annex 2

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This Confirmation is dated 11 March 2026:

SOCIETE GENERALE

/s/ Olivier Buttier

Name: Olivier Buttier

Title: Authorised Signatory

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation.

Yours sincerely,

Confirmed as of the date first above written:

ATLAS INVESTISSEMENT S.A.S.

/s/ Anthony Maarek

Name: Anthony Maarek

Title: Directeur Général

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